UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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☐	Preliminary Proxy Statement
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☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☑	Soliciting Material Pursuant to § 240.14a-12
Vitria Technology, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)
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The following materials were first used by Vitria Technology, Inc. on September 21, 2006 in discussing the proposed transaction referred to in the material below. Vitria may use these materials in the future for similar purposes.
MESSAGE TO VITRIA EMPLOYEES
I am pleased to announce that Vitria Technology will be taken private by myself and my co-founder, JoMei Chang. JoMei and I are excited about the opportunity to carry forward the vision of the company and are committed to maximizing value delivered to Vitria’s customers and partners. We believe that this transition from a public to a private company is in the best interest of our customers, shareholders, and you, our employees. This transaction is subject to shareholder approval and regulatory approvals.
In today’s business world, the cost and complexity of being a public company is significant. We believe that with the costs savings associated with taking Vitria private, Vitria will be able to invest more strategically in its product technology, to reach profitability sooner, and hence, to become a stronger, more viable company. By going private, we believe that Vitria will be in a much better position to take advantage of both near and long term opportunities. Note that JoMei and I are not alone in this assessment – many companies from large to small have reached similar conclusions and have opted to go private.
Most of the immediate changes associated with this transition from a public to a private company will be invisible to our customers and partners. Our plan is for the same management to be in place pursuing the same goals for the company. I will continue as CEO and my ownership of the company only re-emphasizes my commitment to the continued success of Vitria.
My enthusiasm for Vitria has never been greater. We had a vision 12 years ago, and we executed on that vision to build Vitria as the Leader in integration and business process management (BPM) software. Being a private company, we believe, allows us greater flexibility to make the investments needed to continue and expand this vision, deliver significant value to current and future customers, and make this company profitable and strong.
I want to personally thank each and every one of you, our employees, and invite you to become part of the “new” Vitria as it goes forward. Without your support, Vitria and its products would not be what they are today. Working together, we can deliver the innovative technology and solutions to create a great future for the new Vitria. Please do not hesitate to call me with any questions or concerns.
Warmest regards,
Dale Skeen
Additional Information about the Proposed Transaction and Where You Can Find It
In connection with the proposed transaction, Vitria Technology intends to file a proxy statement and other relevant materials with the Securities and Exchange Commission (“SEC”). BEFORE MAKING ANY VOTING DECISION WITH RESPECT TO THE PROPOSED TRANSACTION, STOCKHOLDERS OF VITRIA TECHNOLOGY ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT WHEN IT BECOMES AVAILABLE AND OTHER RELEVANT MATERIALS FILED WITH THE SEC BECAUSE THEY CONTAIN AND WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. The proxy statement and other relevant materials, and any other documents filed by Vitria Technology with the SEC, may be obtained free of charge at the SEC’s website at www.sec.gov. In addition, stockholders of Vitria Technology, Inc. may obtain free copies of the documents filed with the SEC by contacting Vitria Technology at (408) 212-2700 or by writing Vitria Technology at 945 Stewart Drive, Sunnyvale, CA 94085. You may also read and copy any reports, statements and other information filed by Vitria Technology with the SEC at the SEC public reference room at 100 F Street, N.E. Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 or visit the SEC’s website for further information on its public reference room.
Vitria Technology and its executive officers and directors may be deemed to be participants in the solicitation of proxies from Vitria Technology stockholders in favor of the proposed transaction. Information about the directors and executive officers of Vitria Technology and their ownership of Vitria Technology common stock is set forth in the proxy statement, dated May 1, 2006, for Vitria Technology’s 2006 annual meeting of stockholders, as filed with the SEC on Schedule 14A. Certain executive officers and directors of Vitria Technology, including Dr. Chang and Dr. Skeen, have interests in the transaction that may differ from the interests of stockholders generally, including acceleration of vesting of stock options, benefits conferred under retention, severance and change in control arrangements, and continuation of director and officer insurance and indemnification. A more complete description of these interests will be contained in the preliminary and definitive proxy statement when and as they become available.

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